Exhibit 10.3

CHANGE IN CONTROL AGREEMENT

This CHANGE IN CONTROL AGREEMENT (the “Agreement”) made as of this 18th, day of February, 2022 (the “Effective Date”), by and among ORANGE BANK & TRUST COMPANY, a wholly owned subsidiary of the Company (the “Bank”) and Robert Peacock (the “Executive”). For purposes of this Agreement, references to the Company shall mean ORANGE COUNTY BANCORP, INC.

WITNESSETH:

WHEREAS, Executive is presently employed as an executive officer of the Bank in the position of Executive Vice President; and Chief Financial Officer;

WHEREAS, to continue to encourage Executive’s dedication to his assigned duties in the face of potential distractions arising from the prospect of a Change in Control, the Bank wishes to provide certain benefits and payments in the event Executive’s employment is terminated involuntarily without Cause or voluntarily with Good Reason within twelve (12) months of a Change in Control;

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.	Termination after a Change in Control.
(a)	Cash benefit.

If, during the term of this Agreement (as defined in Section 18), the Executive’s employment terminates with the Bank involuntarily but without Cause or voluntarily but with Good Reason, in either case within 12 months after a Change in Control, the Bank shall make a lump-sum cash payment to the Executive equal to two (2) times the Executive’s base salary (at the rate in effect immediately prior to the Change in Control or, if higher, the rate in effect when the Executive terminates employment). Unless a delay in payment is required under Section 16 of this Agreement, the payment required under this Section 1(a) shall be made within five (5) business days after the Executive’s termination of employment. The amount payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value. If the Executive’s employment terminates involuntarily but without Cause before the Change in Control occurs but after discussions regarding the Change in Control have been publicly disclosed, then for purposes of this Agreement the Executive’s employment shall be deemed to have terminated immediately after the Change in Control and, unless delay is required under Section 16, the Executive shall be entitled to the cash benefit under this Section 1(a) within five (5) business days of the Change in Control.

(b)	Change in Control defined.

For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following events in accordance with Code Section 409A and the regulations and guidance of general application thereunder issued by the U.S. Department of the Treasury, including:

(1)Change in Ownership: the date any one person or persons acting as a group (but excluding an intra family acquisition or transfer of stock between members of the Morrison family) accumulates ownership of Company stock constituting more than 50% of the total voting power of Company stock;

(2)Change in Effective Control: the date that (A) any one person or persons acting as a group (but excluding an intra family acquisition or transfer of stock between members of the Morrison family) acquires within a 12-month period ownership of Company stock possessing 40% or more of the total voting power of Company stock, or (B) a majority of the Company's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Company's board of directors; or

(3)Change in Ownership of a Substantial Portion of Assets: the date that any one person or persons acting as a group (but excluding an intra family acquisition or transfer of stock between members of the Morrison family) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or the Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company or the Bank immediately prior to such acquisition.
(c)	Involuntary Termination with Cause defined.

For purposes of this Agreement involuntary termination of the Executive’s employment shall be considered involuntary termination with Cause if the Executive shall have committed any of the following acts —

(1)an act of fraud, embezzlement, or theft while employed by the Bank, or conviction of the Executive for or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude,

(2)gross negligence, insubordination, disloyalty, or dishonesty in the performance of the Executive’s duties as an officer of the Bank; willful or reckless failure by the Executive to adhere to the Bank’s written policies; intentional wrongful damage by the Executive to the business or property of the Bank, including without limitation its reputation, which in the Bank’s sole judgment causes material harm to the Bank,

(3)removal of the Executive from office or permanent prohibition of the Executive from participating in the affairs of the Bank by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1).

For purposes of this Agreement, no act or failure to act on the Executive’s part shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the Bank’s best interests. Any act or failure to act based upon authority granted by resolutions duly adopted by the Board of Directors of the Bank or based upon the advice of counsel for the Bank shall be conclusively presumed to be in good faith and in the Bank’s best interests.

(d)

Voluntary termination with Good Reason defined. For purposes of this Agreement a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if the conditions stated in both clauses (x) and (y) are satisfied —

(x)a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if any of the following occur without the Executive’s advance written consent, and the term Good Reason shall mean the occurrence of any of the following without the Executive’s advance written consent —

(1)	a material diminution of the Executive’s base salary,
(2)	a material diminution of the Executive’s authority, duties, or responsibilities,
(3)	a change by more than fifty (50) miles in the geographic location at which the Executive must perform services

(y)the Executive must give notice to the Bank of the existence of one or more of the conditions described in clause (x) within sixty (60) days after the initial existence of the condition, and the Bank shall have thirty (30) days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) must occur within sixty (60) days after the initial existence of the condition. For purposes of this clause (y), the time when “notice” must be provided to the Bank shall be when the Executive has actual knowledge of the existence of any of the conditions enumerated in (x) above, or the time when the Executive should have had knowledge based on all the facts and circumstances known to Executive. Notice under this Section 2(a) shall otherwise be provided as set forth in Section 9 of this Agreement.

2.	Continuation of Benefits.
(a)

Benefits. If, during the term of this Agreement (as defined in Section 18), the Executive’s employment terminates involuntarily but without Cause or voluntarily but for Good Reason within 12 months after a Change in Control or as otherwise noted in Section 1(a) of this Agreement, the Bank shall pay the total cost of COBRA health care coverage (“COBRA premiums”) based on the insurance coverage provided to the Executive and his dependents as of his termination date. Payment of the COBRA premiums shall cease on the first to occur of (i) the 18 month anniversary of the Executive’s termination or (ii) the date the Executive obtains comparable coverage (determined by reference to the Executive’s out of pocket costs) under a plan provided by a subsequent employer.

(b)

Alternative lump-sum cash payment. If (x) under the terms of the applicable policy or policies for the insurance benefits specified in Section 2(a) it is not possible to continue the Executive’s coverage, or (y) if when employment termination occurs the Executive is a Specified Employee (as identified in Section 16 of this Agreement), if any of the continued insurance coverage benefits specified in Section 2(a) would be considered deferred compensation under Section 409A, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) is not available for that particular insurance benefit, instead of continued insurance coverage under Section 2(a) the Bank shall pay or cause to be paid to the Executive in a single lump sum an amount in cash equal to the present value of the Bank’s projected cost to maintain that particular insurance benefit had the Executive’s employment not terminated, assuming continued coverage for 18 months. The lump-sum payment shall be made within five (5) business days after employment termination or, if the Executive is a specified employee within the meaning of Section 409A and an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) is not available, on the first day of the seventh month after the month in which the Executive’s employment terminates.

3.	Termination for Which No Benefits Are Payable.

Despite anything in this Agreement to the contrary, the Executive shall be entitled to no benefits under this Agreement if the Executive’s employment terminates with Cause, if the Executive dies while actively employed by the Bank, or if the Executive becomes totally disabled while actively employed by the Bank. For purposes of this Agreement, the term “totally disabled” means that because of injury or sickness the Executive is unable to perform the Executive’s duties. The benefits, if any, payable to the Executive or the Executive’s beneficiary or estate relating to the Executive’s death or disability shall be determined solely by such benefit plans or arrangements as the Bank may have with the Executive relating to death or disability, not by this Agreement.

4.	Limitation on Benefits Under Certain Circumstances.

If the payments and benefits pursuant to Sections 1 and 2 of this Agreement, either alone or together with any other payments and benefits the Executive has the right to receive from the Employer, would constitute a “parachute payment” under Section 280G of the Code, such payments and benefits shall be reduced to the minimum necessary to result in no portion of such payments and benefits being non-deductible to the Employer pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.

5.	Release

All payments and benefits under Sections 1 or 2 hereof shall be contingent upon Executive executing a general release of claims in favor of the Company, the Bank, its subsidiaries and affiliates, and their respective officers, directors, shareholders, partners, members, managers, agents or employees, and which must be executed by the Executive no later than the twenty second (22nd) day after the termination of Executive’s employment. Payments under this Agreement that are contingent upon such release shall, subject to Section 16, commence within eight (8) days after such release becomes effective; provided, however, that if Executive’s termination of employment occurs on or after November 15 of a calendar year, then severance payments shall, subject to the effectiveness of such release and Section 16, commence on the first business day of the following calendar year.

6.	This Agreement Is Not an Employment Contract.

The parties hereto acknowledge and agree that (x) this Agreement is not a management or employment agreement and (y) nothing in this Agreement shall give the Executive any rights or impose any obligations to continued employment by the Bank or any subsidiary or successor of the Bank.

7.	Withholding of Taxes.

The Bank may withhold from any benefits payable under this Agreement all Federal, state, local or other taxes as may be required by law, governmental regulation, or ruling.

8.	Successors and Assigns.
(a)

This Agreement is binding on successors. This Agreement shall be binding upon the Bank and any successor to the Bank County, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Bank by purchase, merger, consolidation, reorganization, or otherwise. But this Agreement and the Bank’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Bank. By agreement in form and substance satisfactory to the Executive, the Bank shall require any successor to all or substantially all of the business or assets of the Bank expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Bank would be required to perform had no succession occurred.

(b)

This Agreement is enforceable by the Executive’s heirs. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c)

This Agreement is personal and is not assignable. This Agreement is personal in nature. Without written consent of the other party, neither party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement except as expressly provided in this Section 7. Without limiting the generality of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this Section 7, the Bank shall have no liability to pay any amount to the assignee or transferee.

9.	Notices.

Any notice under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Bank at the time of the delivery of the notice, and properly addressed to the Bank if addressed to the board of directors at the Bank’s executive offices.

10.	Captions and Counterparts.

The headings and subheadings in this Agreement are included solely for convenience and shall not affect the interpretation of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

11.	Amendments and Waivers.

No provision of this Agreement may be modified, waived, or discharged unless the waiver, modification, or discharge is agreed to in a writing signed by the Executive and by the Bank. No waiver by either party hereto at any time of any breach by the other party hereto or waiver of compliance with any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12.	Severability.

The provisions of this Agreement are severable. The invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. Any provision held to be invalid or unenforceable shall be reformed to the extent and solely to the extent necessary to make it valid and enforceable.

13.	Governing Law.

The validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to the principles of conflict of laws of such state.

14.	Entire Agreement.

This Agreement constitutes the entire agreement between the Bank and the Executive concerning the subject matter. No rights are granted to the Executive under this Agreement other than those specifically set forth. No agreements or representations, oral or otherwise, expressed or implied concerning the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. This Agreement supersedes and replaces in its entirety any prior severance agreement between the Bank, the Company and the Executive that addresses payments in connection with a Change in Control.

15.	No Mitigation Required.

The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings, or other benefits from any source whatsoever create any mitigation, offset, reduction, or any other obligation on the part of the Executive hereunder or otherwise.

16.	Internal Revenue Code Section 409A.

The parties to this Agreement intend for the payments to satisfy the short-term deferral exception under Section 409A of the Code or, in the case of health insurance benefits, not constitute deferred compensation (since such amounts are not taxable to the Executive). However, notwithstanding anything to the contrary in this Agreement, to the extent payments do not meet the short-term deferral exception of Section 409A of the Code and, in the event the Executive is a “Specified Employee” (as defined herein) no payment shall be made to the Executive under this Agreement prior to the first day of the seventh month following termination of employment in excess of the “permitted amount” under Section 409A of the Code. For these purposes the “permitted amount” shall be an amount that does not exceed two times the lesser of: (A) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year preceding the year in which the Executive terminates employment, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which occurs the termination of employment occurs. The payment of the “permitted amount” shall be made within five (5) business days of the termination of employment. Any payment in excess of the permitted amount shall be made to the Executive on the first day of the seventh month following the Executive’s termination of employment. “Specified Employee” shall be interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Company is a publicly-traded institution or the subsidiary of a publicly-traded holding company. References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A of the Code.

17.	Regulatory Limitations.

(a)In no event shall the Bank or the Company be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. § 1828(k)), 12 C.F.R. Part 359, or any other applicable law.

(b)Notwithstanding anything else in this Agreement to the contrary, the Executive’s employment shall not be deemed to have been terminated unless and until the Executive has a Separation from Service within the meaning of Section 409A of the Code.  For purposes of this Agreement, a “Separation from Service” shall have occurred if the Employer and the Executive reasonably anticipate that either no further services will be performed by the Executive after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than twenty (20) percent of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h).

18.	Term of Agreement.

(a)The term of this Agreement shall commence as of the Effective Date and expire on the second anniversary of such date, unless otherwise extended as noted under Section 18(b) of this Agreement.

(b)On or before the first anniversary of the Effective Date, and each anniversary of such date thereafter, the Compensation Committee of the Board of Directors of the Bank may extend the term of the Agreement for an additional twelve (12) months, so that the remaining term of the Agreement again becomes twenty-four (24) months from the applicable anniversary date, unless Executive elects not to extend the term of this Agreement by giving written notice at least thirty (30) days prior to the applicable anniversary date. The Compensation Committee Board of Directors of the Bank will notify Executive at least thirty (30) days prior to the applicable anniversary date whether it has determined to extend the Agreement.

(c)Notwithstanding anything in this Section 18 to the contrary, this Agreement shall terminate immediately if: (1) Executive dies, or (2) Executive or the Bank terminates Executive’s employment, prior to a Change in Control (except as set forth in Section 1(a) of this Agreement).

19.Source of Payments.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

IN WITNESS WHEREOF, the parties have executed this Change in Control Agreement as of the date first written above.

ORANGE BANK & TRUST COMPANY

By: /s/ Michael J. Gilfeather  Name: Michael J. Gilfeather

Title President and Chief Executive Officer

ORANGE COUNTY BANCORP, INC.

(as guarantor)

By: /s/ Michael J. Gilfeather  Name: Michael J. Gilfeather

Title President and Chief Executive Officer

EXECUTIVE:

/s/ Robert L. Peacock

Name: Robert Peacock

Title: EVP/ Chief Financial Officer